Exhibit 5.1

Dragon Victory International Limited c/o Osiris International Cayman Limited Suite #4-210 Governors Square 23 Lime Tree Bay PO Box 32311 Grand Cayman KY1-1209 Cayman Islands	D +1 345 815 1877 E bradley.kruger@ogier.com

Reference: 425626.00006/BKR/TTU/

27 December 2021

Dragon Victory International Limited (the Company)

We have acted as Cayman Islands counsel to the Company in connection with the Company’s preparation of the Registration Statement on Form F-3, including all amendments or supplements thereto (the Registration Statement), to be filed by the Company with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (the Act) to date relating to the offering and sale of up to 21,900,000 ordinary shares of par value $0.0001 in the Company (the Ordinary Shares) consisting of the following:

(a)	4,100,000 Ordinary Shares held by LSQ Investment Fund SPC-Disruptive Opportunity Fund II SP;

(b)	16,000,000 Ordinary Shares issuable upon the exercise of warrants granted to Natural Selection Capital Holdings Limited and Ming Ni pursuant to a consulting and warrant issuance agreement dated 6 August 2021; and

(c)	1,800,000 Ordinary Shares issuable upon the exercise of warrants granted to Xianqun Hu, Ying Cai, Jiarui Li, and Ailing Zhang pursuant to a consulting and warrant issuance agreement dated 27 October 2021.

We have been advised that the Ordinary Shares may be issued and sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto pursuant to Rule 462(b) under the Act and that this opinion is required to be furnished in accordance with the requirements of Item 601 (b)(5) of Regulation S-K under the Act. No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement other than as expressly stated herein with respect to the offering and sale of the Ordinary Shares.

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Documents. A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

Ogier 89 Nexus Way Camana Bay Grand Cayman, KY1-9009 Cayman Islands T +1 345 949 9876 F +1 345 949 9877 ogier.com	A list of Partners may be inspected on our website

Dragon Victory International Limited

27 December 2021

1	Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the following documents (the Documents):

(a)	the certificate of incorporation of the Company dated 19 June 2015 issued by the Registrar of Companies of the Cayman Islands (the Registrar);

(b)	the amended and restated memorandum and articles of association of the Company adopted by special resolutions of the Company passed on 25 July 2017 (the Memorandum and Articles);

(c)	a certificate of good standing dated 22 December 2021 (the Good Standing Certificate) issued by the Registrar in respect of the Company;

(d)	a certificate dated 27 December 2021 as to certain matters of fact signed by a director of the Company in the form annexed hereto (the Director’s Certificate), having attached to it the written resolutions of the directors of the Company passed on 24 December 2021 (the Board Resolutions); and

(e)	the Registration Statement.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in Schedule 1 without having carried out any independent investigation or verification in respect of those assumptions.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the limitations and qualifications set forth below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company and is validly existing and in good standing with the Registrar.

Issuance of Ordinary Shares

(b)	With respect to the Ordinary Shares, when:

(i)	the board of directors of the Company (the Board) has taken all necessary corporate actions to approve the offer and sale of the Ordinary Shares, the terms of the offer and sale of the Ordinary Shares and any other related matters;

(ii)	either (A) the provisions of the applicable definitive purchase, underwriting or similar agreement approved by the Board have been satisfied and payment of the consideration specified therein (being not less than the par value of the Ordinary Shares) has been made, or (B) if such Ordinary Shares are issuable upon conversion, exchange, redemption, repurchase or exercise of any other security, the terms of such security, the Memorandum and Articles or the instrument governing such security providing for such conversion, exchange, redemption, repurchase or exercise for Ordinary Shares, as approved by the Board, have been satisfied and the consideration approved by the Board (being not less than the par value of the Ordinary Shares) received; and

(iii)	valid entry has been made in the register of members of the Company reflecting such issuance and / or sale of the Ordinary Shares, in each case in accordance with the Memorandum and Articles,the Ordinary Shares will be recognised as having been duly authorised and validly issued, fully paid and non-assessable.

Dragon Victory International Limited

27 December 2021

4	Limitations and Qualifications

4.1	We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the documents reviewed (or as to how the commercial terms of such documents reflect the intentions of the parties), the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the documents and any other agreements into which the Company may have entered or any other documents; or

(c)	as to whether the acceptance, execution or performance of the Company’s obligations under the Documents reviewed by us will result in the breach of or infringe any other agreement, deed or document (other than the Memorandum and Articles) entered into by or binding on the Company.

4.2	Under the Companies Act (Revised) (the Companies Act) of the Cayman Islands, annual returns in respect of the Company must be filed with the Registrar of Companies in the Cayman Islands, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

4.3	In good standing means only that as of the date of this opinion the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar of Companies. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

4.4	In this opinion the phrase “non-assessable” means, with respect to the Ordinary Shares, that a member of the Company shall not, by virtue of its status as a member of the Company, be liable for additional assessments or calls on the Ordinary Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper use or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Consent

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings “Enforceability of Civil Liabilities” and “Legal Matters” of the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Act or that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission promulgated thereunder.

This opinion may be used only in connection with the offer and sale of the Ordinary Shares while the Registration Statement is effective.

Yours faithfully

/s/ Ogier
Ogier

Dragon Victory International Limited

27 December 2021

Schedule 1

Assumptions

Assumptions of general application

1	All original documents examined by us are authentic and complete.

2	All copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete.

3	All signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine.

4	Each of the Good Standing Certificate and the Director’s Certificate is accurate and complete as at the date of this opinion.

5	Where any Document has been provided to us in draft or undated form, that Document has been executed by all parties in materially the form provided to us and, where we have been provided with successive drafts of a Document marked to show changes from a previous draft, all such changes have been accurately marked.

Status, authorisation and execution

6	Each of the parties to the Documents other than the Company is duly incorporated, formed or organised (as applicable), validly existing and in good standing under all relevant laws.

7	Each Document has been duly authorised, executed and unconditionally delivered by or on behalf of all parties to it in accordance with all applicable laws (other than, in the case of the Company, the laws of the Cayman Islands).

Issuance of Ordinary Shares

8	The Ordinary Shares shall be issued at an issue price in excess of the par value thereof.

9	The form and terms of any and all Ordinary Shares, the issuance and sale thereof by the Company, and the Company’s incurrence and performance of its obligations thereunder or in respect thereof (including, without limitation, its obligations under any related agreement, indenture or supplement thereto) in accordance with the terms thereof will not violate the memorandum and articles of association of the Company then in effect nor any applicable law, regulation, order or decree in the Cayman Islands.

10	None of the opinions expressed herein will be adversely affected by the laws or public policies of any jurisdiction other than the Cayman Islands. In particular, but without limitation to the previous sentence:

(a)	the laws or public policies of any jurisdiction other than the Cayman Islands will not adversely affect the capacity or authority of the Company; and

(b)	neither the execution or delivery of the Documents nor the exercise by any party to the Documents of its rights or the performance of its obligations under them contravene those laws or public policies.

11	The Company has obtained, or will obtain prior to execution, all consents, licences, approvals and authorisations of any governmental or regulatory authority or agency or of any other person that it is required to obtain pursuant to the laws of all relevant jurisdictions (other than those of the Cayman Islands) to ensure the legality, validity, enforceability, proper performance and admissibility in evidence of the Documents. Any conditions to which such consents, licences, approvals and authorisations are subject have been, and will continue to be, satisfied or waived by the parties entitled to the benefit of them.

12	All necessary corporate action will be taken to authorise and approve any issuance of the Ordinary Shares and the terms of the offering of such Ordinary Shares thereof and other related matters and that the applicable definitive purchase, underwriting or similar agreement will be duly approved, executed and delivered by or on behalf of the Company and all other parties thereto.

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